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                                                                    Exhibit 99.3

                      Chiquita Brands International, Inc.
             Certain Projected Results for the Years 2001 to 2005

The following projections of certain annual Consolidated Income Statement results ("Projected Information") for the years 2001 through 2005 (the "Projection Period") were prepared in March 2001 and updated in May 2001 to reflect estimated cost reductions expected to result from the European Union/United States agreement in April 2001 to reform the EU's banana import regime. The Projected Information was based on assumptions made at the time it was prepared and does not necessarily reflect the Company's current estimates of future operating results.

The Projected Information is based upon estimates and hypothetical assumptions made by the Company's management. These include, but are not limited to, estimates and assumptions with respect to product sales volume and pricing by market, product sourcing, foreign exchange rates, production costs, logistics costs, and capital spending. These estimates and assumptions are subject to uncertainties and contingencies, and were based on factors such as industry performance, general business, economic, competitive, regulatory and market and financial conditions prevailing at the time, all of which are difficult to predict and generally beyond the Company's control. They do not, except as reflected in the footnote to the table below, take into account the effect of any events or changed circumstances subsequent to May 2001, including the potential direct or indirect effects of the terrorist actions in the United States on September 11, 2001. Because subsequent events and circumstances may have been or may be different from those assumed, it is expected that there will be differences between actual and projected results and actual results may be materially greater or less than those contained in the Projected Information. Therefore, the Projected Information may not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projected Information herein should not be regarded as an indication that the Company considered or considers the Projected Information to be a reliable prediction of future events.

The Projected Information was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants or the rules and regulations of the Securities and Exchange Commission regarding projections. Furthermore, neither the Company's independent certified public accountants nor any other independent accountants have audited, reviewed, compiled, examined or performed any other procedures with respect to the Projected Information, including to determine the reasonableness of the Projected Information or the assumptions underlying it, nor have they expressed any opinion or any other form of assurance on the results reflected in the Projected Information or their achievability, and they assume no responsibility for the Projected Information.

The Projected Information should be read in conjunction with the Company's historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001 as well as the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, when it is filed.

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
     ----------------------------------------------------------------------------
     ($ million)    Projected    Projected    Projected    Projected    Projected
                       2001        2002          2003         2004         2005
     ----------------------------------------------------------------------------
     Net Sales        $2,192      $2,388        $2,481       $2,583       $2,661
     ----------------------------------------------------------------------------
     EBITDA*             165         230           246          257          265
     ----------------------------------------------------------------------------

          *Amounts represent earnings before taxes, net interest expense, depreciation and amortization, and before restructuring costs and other unusual items. EBITDA should not be considered an alternative to Net Income as a measure of the Company's operating results. Although the Company has not updated the Projected Information, it believes that, as a result of current business, economic, competitive, regulatory, market and financial conditions, EBITDA before restructuring costs and other unusual items for 2001 may be in the range of $155-$165 million (compared to the Company's EBITDA for 2000 of $145 million).

In April 2001, the United States and the European Commission entered into an agreement which contemplates a partial redistribution of licenses for the importation of Latin American bananas under a tariff rate quota system for historical operators. That agreement took effect on July 1, 2001 and is scheduled to continue throughout the Projection Period. As a result, the Projected Information assumes that during that period the Company would be required to purchase fewer import licenses in the European market in order to meet its current customer demand. This reduction in purchased licenses results in significant cost savings in the Projected Information from 2002-2005.

The Projected Information includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All Projected Information that forecasts or addresses events, developments or financial results that the Company expects, believes or estimates will or may occur in the future are forward-looking statements that are intended to be covered by the safe harbor provisions of that Act. The Projected Information is based on the Company's assumptions and estimates made in light of its experience and analysis of historical trends, current conditions, expected future developments and other factors it believed appropriate under the circumstances at the time prepared. They are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the implementation of a restructuring of the Company's parent company debt, the implementation of the U.S.-EU agreement, described above, regarding the EU's banana import regime, the continuing availability of sufficient borrowing capacity or other financing to fund operations, capital spending and working capital requirements, the prices at which the Company can sell its products, the costs at which it can purchase or grow (and availability of) fresh produce and other raw materials, currency exchange rate fluctuations, natural disasters and unusual weather conditions, operating efficiencies and ability to implement planned actions, labor relations, actions of governmental bodies, and other market and competitive conditions. Investors are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements.

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